SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release ("Agreement") is by and between Amber Alert Agent Development Company, LLC ("AAADC"), Perkins, Brinson, Ho, LLC, ("PBH"), Philip Dizon, Edward Sullivan, Gil Amelio, Richard A. Weintraub, Carl Perkins, and Duane Brinson, (collectively "Plaintiffs"), on the one hand, and SearchHelp, Inc. ("SearchHelp"), on the other hand. SearchHelp and the Plaintiffs are collectively referred to as the "Parties."

RECITALS

This Agreement is entered into with reference to the following facts, which are incorporated into and made a part of this Agreement:

WHEREAS, on or about November 2, 2005, SearchHelp and Plaintiffs and certain other parties thereto entered into a Consulting Agreement, an Exchange Agreement, and an Escrow Agreement (the "Contracts");

WHEREAS, a dispute (the "**Dispute**") has arisen between Plaintiffs, on the one hand, and SearchHelp, on the other, arising from and relating to the rights and obligations of Plaintiffs and SearchHelp with regard to the aforementioned Contracts. Plaintiffs contend that although AAADC has fully complied with its obligations under the Consulting Agreement and successfully provided each of the services set forth in that Agreement, SearchHelp has not complied with its obligations under the Contracts. Plaintiffs contend that they are owed the full Compensation set forth in Exhibit B to the Consulting Agreement and compensation for services rendered outside the scope of the Consulting Agreement. Plaintiffs further contend that they have satisfied all conditions for the release from escrow of the 1,500,000 shares of SearchHelp stock that were to be released upon successful completion of the Consulting Services. SearchHelp denies that AAADC successfully completed the services set forth in the Consulting Agreement and consequently denies that any amount is owed to Plaintiffs under the Consulting Agreement or for any alleged services performed outside the scope of the Consulting Agreement, and that Plaintiffs failed to satisfy the conditions precedent to SearchHelp authorizing the release from escrow of the 1,500,000 SearchHelp shares. SearchHelp contends that it has been damaged by Plaintiffs' breach of the Consulting Agreement;

WHEREAS, on or about February 8, 2007, Plaintiffs filed a civil action against SearchHelp in the San Diego Superior Court entitled *Amber Alert Agent Development Company, LLC et al. v. SearchHelp, Inc.*, Case No. 879955 (the "**Action**");

WHEREAS, on or about April 2, 2007, SearchHelp filed a Cross-Complaint in response to the February 8, 2007 Complaint (the "**Cross-action**");

WHEREAS, on or about April 9, 2007, Edward Sullivan filed a civil action in the San Diego Superior Court entitled, *Edward Sullivan v. SearchHelp, Inc.* Case No. 37-2007-00064743-CU-BC-CTL (the "**Sullivan Action**");

WHEREAS, on or about April 5, 2007, Edward Sullivan began writing letters to SearchHelp as a purported shareholder threatening various legal actions for alleged wrongdoing by SearchHelp's officers and directors (the "**Sullivan Dispute**");

WHEREAS, the Parties seek to avoid the expense and risk of existing and future litigation and to settle, fully and forever, all past and present controversies, claims, causes of action or purported causes of action, and any difference of any kind, whether known or unknown, relating to or arising out of the Dispute, the Action, the Cross-action, the Sullivan Action, and the Sullivan Dispute (the "**Parties' Disputes**");

WHEREAS, on June 25, 2007, this case having come before Hon. Judith M. Ryan (Ret.) for mediation at the offices of JAMS, and the parties having conferred, and stipulated to the general terms set forth in the short form agreement executed on that date; and

WHEREAS, PBH, Philip Dizon, Edward Sullivan, Gil Amelio, and Richard A. Weintraub (the "Shareholders") and certain other parties entered into Stock Purchase Agreements of even date herewith, and the Parties stipulate that this Agreement is contingent upon confirmation of receipt by Plaintiffs of the total amount of One Hundred and Ten Thousand Dollars ($110,000) set forth in those Stock Purchase Agreements and shall have no force or effect until all obligations under the Stock Purchase Agreements have been fully performed.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the Parties intending to be legally bound, do hereby unconditionally agree and release as follows:

AGREEMENT

1. SearchHelp agrees to pay, and cause to be paid, to AAADC the total sum of Ten Thousand Dollars ($10,000) (the "**Settlement Amount**") in full settlement and compromise of the Parties' Disputes and in release and discharge of any and all claims and causes of action made in the Parties' Disputes and any and all claims and causes of action arising out of the events or incidents referred to in the pleadings in the Parties' Disputes. Payments shall be made as follows:

   a. Concurrent with the execution of this Agreement, SearchHelp shall place Ten Thousand Dollars ($10,000) in escrow, pursuant to the terms of the Escrow Agreement, attached hereto and incorporated herein by this reference as Exhibit A (the "Escrow Agreement").

SearchHelp shall wire, and cause to be wired, the Settlement Amount to Escrow Agent, set forth in the Escrow Agreement, at the following account:

Bank:	Wells Fargo
Name of Account:	Richard A. Weintraub PC
Account No:	1505284610
Routing Number in Area:	122000247

For areas outside Area:	121000248
Address:	9996 SCRIPPS RANCH BLVD SAN DIEGO, CA 92131
Telephone:	858-693-9263

SearchHelp shall provide AAADC with written confirmation of the wiring of the payment. For purposes of this Agreement, written confirmation that a payment was wired is sufficient to prove that payment was made.

2. Plaintiffs represent and warrant that wiring information provided in Paragraph 1, above, is correct. If any payment of the Settlement Amount is late due to the fact that the above-provided wiring information is incorrect, this shall not constitute a breach of this Agreement.

3. All or part of the Settlement Amount due under this Agreement may be prepaid at any time without penalty.

4. Pursuant to the terms set forth in the Stock Purchase Agreements, attached hereto and incorporated herein as Exhibit B, concurrent upon the transfer by SearchHelp of the Settlement Amount, as set forth in Paragraph 1 of this Agreement, a total of one million three hundred and seventy-five thousand (1,375,000) of the one million five hundred thousand (1,500,000) restricted shares of common stock of SearchHelp, registered in the names of the Shareholders in the amounts set forth in Exhibit A to the November 2, 2005 Exchange Agreement, and currently being held in escrow by Gersten Savage, LLP, 600 Lexington Avenue, New York, New York ("Escrow Agent") pursuant to that November 2, 2005 Escrow Agreement (hereinafter the **"Shares")** will be transferred to Reuven Zfat (708,333 Shares), Andrew Canner, (208,333 Shares), and Austin Lewis Capital Management (458,334 Shares) in consideration for an aggregate of One Hundred and Ten Thousand Dollars ($110,000). The remaining One Hundred and Twenty-Five Thousand (125,000) Shares will be surrendered to SearchHelp for cancellation. Plaintiffs hereby agree to execute a letter to the Escrow Agent, the form of which is attached hereto as Exhibit C and incorporated herein by this reference, authorizing the release of the Shares from escrow in the above-described manner and instructing the Escrow Agent to transfer the Shares to the individuals/entities set forth in this Paragraph 4.

5. AAADC shall retain all right, title and interest to the Sentry Predator Locator software developed pursuant to the Consulting Agreement dated as of November 2, 2005, as well as any and all updates to said software created by AAADC, including those necessary to allow the product to be sold as a retail product that accepts a registration key (the "Software"); provided, however that SearchHelp shall retain all right, interest, and title to the Sentry Predator Locator name and Plaintiffs shall grant SearchHelp a non-exclusive license to use Software for any purposes in perpetuity on a royalty-free basis, pursuant to the terms set forth in the License Agreement that is to be executed concurrently upon execution of this Agreement, attached hereto as Exhibit D and incorporated herein by reference (the "License Agreement"). In the event, however, that any of Plaintiffs sell or license all rights in the Software (except for any rights granted to SearchHelp) or engage in any type of license agreement with News Corp. or any of its related entities, including, but not limited to MySpace, within the next twelve months, Plaintiffs

shall: (1) provide a copy of the deal to SearchHelp within five (5) business days of the execution of said deal, and (2) pay to SearchHelp an amount equal to 5% of the total sales price or license fee up to a maximum of $200,000, within fifteen (15) business days of the date AAADC receives payment. If AAADC fails to provide a copy of any aforementioned deal or licensing agreement, within five (5) business days of entering into such deal, Plaintiffs shall forthwith pay to SearchHelp an amount equal to 10% of the total sales price or license fee up to a maximum of $400,000. If the sale price or licensee fee is payable over time, SearchHelp shall receive its pro-rata share of the payment, subject to the limitations set forth in this Paragraph 5.

6. AAADC agrees to provide transition support to SearchHelp in order to effect the transition of the Software to SearchHelp's servers ("Transition Support"). This Transition Support shall include: installation and configuration of the Software on hardware provided by SearchHelp that exactly replicates the current Software operating environment, provide maintenance and support at the current level up until the time of the transition; showing SearchHelp how to scrape the states, and shall scrape each state once prior to the transition; providing the information and recommendations regarding other items SearchHelp needs to install and run the Software, including the data, hardware and/or other technical specifications, and other documentation or information that may be reasonably necessary to implement, memorialize or carry out the intent of this provision. It is anticipated that the Transition Support will require 3 to 4 weeks to complete but in no case shall extend past September 30, 2007. In return for this Transition Support, SearchHelp agrees to pay to AAADC a fee of Ten Thousand Dollars ($10,000) (the "Transition Fee"). The Transition Fee is to be placed in Escrow with the Ten Thousand Dollar $10,000 Settlement Amount, as set forth in Paragraph 1 of this Agreement, upon execution of this Agreement and released pursuant to the terms of that Escrow Agreement.

7. Upon execution of this Agreement, AAADC shall place the source code for the Software and any and all updates or improvements to said Software (the "Source Code") in escrow, pursuant to the terms of the Escrow Agreement of equal date herewith, attached hereto and incorporated by reference as Exhibit A.

8. Plaintiffs and SearchHelp agree that the covenants set forth in this agreement are in full settlement and compromise of the Parties' Disputes and agree to fully and forever discharge and release all claims and causes of action, whether now known or now unknown, which each party has against all of the other parties in the Parties' Disputes.

This settlement includes an express waiver of California Civil Code § 1542, which states:

> **" A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."**

9. Plaintiffs, on behalf of themselves, its partners, members, shareholders, officers, directors, agents, predecessors, successors, assigns, heirs, legatees, administrators, representatives, executors and attorneys (hereinafter referred to collectively and individually as "**Plaintiff Releasors**") hereby irrevocably and unconditionally release SearchHelp, its owners, officers, directors, shareholders, parents, subsidiaries, affiliates, agents, assigns, representatives,

heirs, administrators, executors, attorneys, and all other persons acting by, through, under or in concert with any of them (collectively "**SearchHelp Releasees**"), from any and all "**Claims.**" The term "**Claims**" includes all lawsuits, charges, claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, omissions, claims for relief, rights, demands, costs, and expenses (including attorneys' fees, expert fees, and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Plaintiff Releasors now have or claim to have, or which Plaintiff Releasors at any time heretofore had or claim to have had, against each or any of the SearchHelp Releasees, arising out of or related to the Parties' Dispute or any matter, event, fact, act, omission, cause or thing that existed, arose or occurred on or prior to the date of this Agreement. The Claims released under this Agreement include, but are not limited to, any rights arising out of any oral or written contract whether express or implied, any covenant of good faith and fair dealing, any torts, and any federal, state or other governmental statute, regulation or ordinance.

10. SearchHelp, on behalf of itself, its owners, officers, directors, shareholders, agents, assigns, heirs, legatees, administrators, representatives, and executors (hereinafter referred to collectively and individually as "**SearchHelp Releasors**") hereby irrevocably and unconditionally releases Plaintiffs, their partners, members, shareholders, officers, directors, owners, agents, assigns, representatives, heirs, administrators, executors, attorneys, and all other persons acting by, through, under or in concert with any of them (collectively "**Plaintiff Releasees**"), from any and all "**Claims.**" The term "**Claims**" includes all lawsuits, charges, claims, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, omissions, claims for relief, rights, demands, costs, and expenses (including attorneys' fees, expert fees, and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which SearchHelp Releasors now have or claim to have, or which SearchHelp Releasors at any time heretofore had or claim to have had, against each or any of the Plaintiff Releasees, arising out of or related to the Parties' Dispute or any matter, event, fact, act, omission, cause or thing that existed, arose or occurred on or prior to the date of this Agreement. The Claims released under this Agreement include, but are not limited to, any rights arising out of any oral or written contract whether express or implied, any covenant of good faith and fair dealing, any torts, and any federal, state or other governmental statute, regulation or ordinance.

11. SearchHelp agrees to hold Plaintiffs harmless and indemnify Plaintiffs from any action by investors/shareholders against SearchHelp, including costs and attorney's fees.

12. Concurrent upon the execution of this Agreement, Plaintiffs shall prepare, and all counsel and the parties shall execute, a Stipulation and Proposed Order for Conditional Dismissal of the Action (the "Stipulated Dismissal Order"), which shall provide for the dismissal of the Action, with prejudice, conditioned upon retention by the Superior Court for the County of San Diego of jurisdiction to enforce the terms of this Agreement pursuant to California Code of Civil Procedure Section 664.6.

13. Concurrent upon the execution of this Agreement, SearchHelp shall prepare, and all counsel and the parties shall execute, a Stipulation and Proposed Order for Conditional Dismissal of the Cross-Action (the "Stipulated Dismissal Order"), which shall provide for the dismissal of the Cross-action, with prejudice, conditioned upon retention by the Superior Court

for the County of San Diego of jurisdiction to enforce the terms of this Agreement pursuant to California Code of Civil Procedure Section 664.6.

14. Concurrent upon the execution of this Agreement, Edward Sullivan shall prepare, and all counsel, Edward Sullivan, and SearchHelp shall execute, a Stipulation and Proposed Order for Conditional Dismissal of the Sullivan Action (the "Stipulated Dismissal Order"), which shall provide for the dismissal of the Sullivan Action, with prejudice, conditioned upon retention by the Superior Court for the County of San Diego of jurisdiction to enforce the terms of this Agreement pursuant to California Code of Civil Procedure Section 664.6.

15. The Parties acknowledge that they have been represented by counsel of their own choice in the negotiations leading up to the execution of this Agreement and that they have read this Agreement and have had it fully explained to them by their counsel. The Parties further acknowledge that their counsel has explained the legal effect of the Releases and Dismissals with Prejudice provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, and that the parties have freely consented to and authorized this Agreement.

16. All notices under this Agreement are to be delivered by (i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing notice, (ii) telecopying the notice by using the telephone number set forth below or any other telephone number as the party may designate by providing notice, (iii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing notice, or (iv) hand delivery to the individual designated below or to any other individual as the party may designate by providing notice. The notice shall be deemed delivered (i) if by registered mail, four (4) days after the notice's deposit in the mail, (ii) if by telecopy, on the date the notice is delivered, (iii) if by overnight delivery service, on the day of delivery, and (iv) if by hand delivery, on the date of hand delivery.

If notice is to Plaintiffs:

Carl Perkins
150 El Camino Real, Suite 220
Tustin, CA 92780
Fax: 714-838-8782
Email: carlp99@pacbell.net

With a copy to:

Weintraub Law Group, PC
10085 Carroll Canyon Rd, Suite 230
San Diego, CA 92131
Attention: Richard A. Weintraub
Fax: 858-566-7015
Email: rick@weintraublawgroup.com

If the notice is to SearchHelp:

SearchHelp, Inc.
6800 Jericho Turnpike
Suite 208E
Syosset, NY 11791
Attention: William Bozsnyak
Fax: 516-624-0638
Email: wbozsnyak@searchhelp.com

With copies to:

Katten Muchin Rosenman, LLP
2029 Century Park East, Suite 2600
Los Angeles, CA 90067-3012
Attention: William R. Waldman
Telephone: 310-788-4400
Facsimile: 310-788-4471

Katten Muchin Rosenman, LLP
575 Madison Ave.
New York, NY 100022-2885
Attention: Paul J. Pollock
Telephone: 212-940-8555
Facsimile: 212-894-5511

17. This Agreement, inclusive of the exhibits and attachments hereto, reflects the entire understanding and agreement between the Parties with respect to the matters referred to herein, supersedes all prior agreements (including the short-form entered into by and between the parties on June 25, 2007), and cannot be amended except by a writing signed by all parties hereto. No other representations, covenants, undertakings or other prior or contemporaneous agreements, oral or written, respecting such matters, which are not specifically incorporated herein, shall be deemed in any way to exist or bind any of the Parties. The Parties acknowledge that they have not signed this Agreement in reliance on any promise, representation or warranty that is not contained herein. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties hereto. Any waiver of the terms and conditions of this Agreement must be in writing and signed by all the parties hereto and any such waiver shall not be construed as a waiver of any other terms and conditions of this Agreement.

18. This Agreement shall be binding upon the parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties and their respective heirs, administrators, representatives, executors, successors and assigns.

19. The Parties will each bear their own attorneys' fees and costs incurred in connection with prosecuting and/or defending the claims related to the Parties' Disputes. In the event of any litigation, arbitration or other proceeding between the Parties arising from or relating to the enforcement or interpretation of this Agreement, however, the prevailing party shall be entitled to recover its actual attorneys' fees and costs in such proceeding, as well as its actual attorneys' fees and costs incurred in preparation for and during the June 25, 2007

mediation, the negotiation of modifications to the short-form agreement executed on that date, and the drafting of this long-form Settlement Agreement and any and all ancillary agreements or documents necessary to effect its intent, in addition to any other relief granted.

20. The Parties hereto acknowledge that they have read this Agreement and fully understand its terms, and that they have been fully advised by their legal counsel. Counsel for all parties have had the opportunity to participate in the preparation and review of this Agreement. The parties waive and hereby disclaim the general rule of construction that an Agreement shall be construed against its drafter.

21. This Agreement shall be deemed to have been executed and delivered in the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

22. The parties agree that any action to enforce the terms and conditions of this Agreement shall be brought either in the federal and state courts for the County of New York, New York or the County of San Diego, California. All Parties to this Agreement consent to personal and subject matter jurisdiction in the federal and state courts for the County of New York, New York and the County of San Diego, California for any dispute arising out this Agreement.

23. The Parties represent that they have not assigned any claims against one another to any other person or entity. The Parties further represent that they are fully authorized to sign this Agreement.

24. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

25. Any provisions of California Evidence Code §§1115-1128 notwithstanding, this agreement may be enforced by any party hereto by a motion under California Code of Civil Procedure §664.6 or by any other procedure permitted by law in the Superior Court of San Diego County.

26. The provisions of the confidentiality agreement signed by the parties relative to the June 25, 2007 mediation are waived for purposes of enforcing this Agreement as set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates written below.

SEARCHHELP, INC

Dated: August 2, 2007

By: John Caruso, CFO

Dated: ______________________

AMBER ALERT AGENT DEVELOPMENT COMPANY, LLC

By: ______________________
Carl Perkins, Manager

PERKINS, BRINSON, HO, LLC

Dated: ______________________

By: ______________________
Carl Perkins

Dated: ______________________

____
Carl Perkins

Dated: ______________________

____
Duane Brinson

Dated: ______________________

____
Philip Dizon

Dated: ______________________

____
Edward Sullivan

Dated: ______________________

____
Gil Amelio

Dated: ______________________

____
Richard A. Weintraub